EXHIBIT 12













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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                  TELMARK INC.
                          FOR THE YEARS ENDED JUNE 30,
                             (THOUSANDS OF DOLLARS)



                                                   -----------------------------------------------------------------------
                                                     1999           1998            1997           1996            1995
                                                     ----           ----            ----           ----            ----
Income before income taxes                          $ 18,158       $ 15,412        $ 13,003       $ 11,502        $  9,272
Fixed charges -   Interest                            27,626         26,871          23,486         20,305          17,675
                  Rentals                                439            421             386            145             130
                                                    --------       --------        --------       --------        --------
Total fixed charges                                   28,065         27,292          23,872         20,450          17,805
                                                    --------       --------        --------       --------          ------
Adjusted earnings                                   $ 46,223       $ 42,704        $ 36,875       $ 31,952        $ 27,077
                                                    ========       ========        ========       ========        ========

Ratio of earnings to fixed charges*                      1.6            1.6             1.5            1.6             1.5


* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.



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